UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): 09/22/2005

STAR SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-15234	52-1402131
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 LIBERTY WAY

CHESTER, VIRGINIA 23836

(Address of principal executive offices, including zip code)

(804) 530-0535

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 26, 2005, Star Scientific (the “Company”) announced that John R. Bartels, Esq. and Whitmore B. Kelley have resigned as independent board directors after 3 1/2 and 4 1/2 years of service, respectively. The resignations were received on September 22, 2005. In connection with their resignations, the Company provided an extension of the period during which those two directors may exercise stock option grants. Generally the Company’s stock option agreements provide that upon resignation the grantee would have a three-month period within which to exercise options. The Company agreed to extend the option exercise period for the departing directors to a maximum of four years, which is within the period of the original option grant, and the former directors will provide consulting services to the Company, if requested, during that period.

On September 22, 2005, the remaining board of directors elected Ambassador Gerald P. Carmen and Christopher Chapman, MD, as two new directors. Both of these new directors will serve on the Audit Committee and Compensation Committee and Dr. Chapman will serve on the Nominating Committee.

Ambassador Carmen has previously provided consulting services to the Company from October 2001 to June 2005 relating to the development of federal government strategies in connection with the Company’s introduction and sale of its very low-TSNA smokeless tobacco products. For such services, the Company issued to Ambassador Carmen options to purchase an aggregate of 230,000 shares of the Company’s Common Stock. Ambassador Carmen subsequently exercised the options and sold the shares issued thereunder. Additionally, the Company has paid to Ambassador Carmen for his consulting services an aggregate amount of $210,000, including a final payment of $104,000 received in March 2005.

The Company’s Press Release, dated September 26, 2005, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

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Item 9.01.    Financial Statements and Exhibits

(a)	Financial Statements.

None.

(b)	Pro Forma Financial Information

None.

(c)	Exhibits:

99.1	Company’s Press Release dated September 26, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR SCIENTIFIC, INC.
Date: September 27, 2005	BY:	/s/ Paul L. Perito
Paul L. Perito Chairman of the Board, President and Chief Operating Officer

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